EXHIBIT 5

                      OPINION AND CONSENT OF LEGAL COUNSEL


June 12, 2002


Baldwin & Lyons, Inc.
1099 North Meridian Street
Indianapolis, Indiana 46204


Gentlemen:

     We have acted as special counsel to Baldwin & Lyons, Inc., an Indiana corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering up to 371,200 Shares of the Company's Class B Common Stock, no par value per share (the "Shares"), available for issuance pursuant to the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the "Plan").

     Based on our review of the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Plan and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for pursuant to the Plan and related documents, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                   Very truly yours,



                                   /S/ LEAGRE CHANDLER & MILLARD LLP